Exhibit 21.1

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization

ViaSat Worldwide Limited	Delaware
ViaSat China Services, Inc.	Delaware
ViaSat Europe S.r.L.	Italy
ViaSat Australia PTY Limited	Australia
ViaSat India Pvt. Ltd.	India
ViaSat Canada Company	Canada
JAST. S.A.	Switzerland
Softswitch, LLC	Delaware
ViaSat Satellite Ventures, LLC	Delaware
ViaSat Satellite Ventures Holdings Luxembourg S.a.r.l.	Luxembourg
ViaSat Credit Corp	Delaware
VSV I Holdings, LLC	Delaware
VSV II Holdings, LLC	Delaware
IOM Licensing Holding Company Limited	Isle of Man
ViaSat (IOM) Limited	Isle of Man
ViaSat Credit, LLC	Delaware
ViaSat Satellite Ventures U.S. I, LLC	Delaware
ViaSat Satellite Ventures U.S. II, LLC	Delaware
ViaSat-1 Holdings, LLC	Delaware
ViaSat Peru S.R.L.	Peru
ViaSat Stimulus, LLC	Delaware
ViaSat, Inc. Limitada	Chile
WildBlue Communications, LLC	Delaware
ViaSat Holding, Inc.	Delaware
ViaSat Communications, Inc.	Delaware
WB Holdings 1 LLC	Colorado
WildBlue Communications Canada Corp.	Canada
ViaSat Satellite Holdings Limited	United Kingdom
ViaSat UK Limited	United Kingdom
Echoblue Rural Broadband, LLC	Delaware